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Exhibit 21


LIST OF SUBSIDIARIES

      1. Roadway Express, Inc., a Delaware corporation
      2. Roadway Express International, Inc., a Delaware corporation
      3. Roadway S.A. de C.V., a Mexican corporation
      4. Roadway Express, B.V., a Netherlands corporation
      5. Roadway Reverse Logistics, Inc., an Ohio corporation
      6. Transcontinental Lease S.A. de C.V., a Mexican corporation
      7. Reimer Express Lines Ltd., a Canadian corporation
      8. Roadway Funding, Inc., a Delaware corporation
      9. Roadway Next Day Corporation, a Pennsylvania
     10. New Penn motor Express, Inc., a Pennsylvania corporation
     11. Arnold Transportation Services, Inc., a Pennsylvania corporation